Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: April 29, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
FIRST QUARTER 2008 EARNINGS
Southfield, Michigan – April 29, 2008 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $17.6 million, or $0.57 per diluted share, for the three months ended March 31, 2008 compared to consolidated net income of $15.4 million, or $0.49 per diluted share, for the same period in 2007.
Net income for the quarter was positively impacted by a change in the methodology used for forecasting collection rates. Implementation of this change increased GAAP net income by $2.1 million as higher forecasted collection rates reduced the amount of loan impairment.
Adjusted net income, a non-GAAP financial measure, for the three months ended March 31, 2008 was $16.8 million, or $0.54 per diluted share, compared to $16.1 million, or $0.51 per diluted share, for the same period in 2007.
Adjusted net income was not impacted by the change in forecasting methodology as forecast changes are recognized as yield adjustments and impact adjusted earnings over time.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three months ended March 31, 2008.
Operating Results
Results for the three months ended March 31, 2008 compared to the same period in 2007 include the following:

% Change
Three Months Ended
March 31, 2008
Consumer loan unit volume	16.0%
Consumer loan dollar volume	28.5%
Number of active dealer-partners	20.4%
Average loans receivable balance, net	31.0%

Originations
The following table summarizes the changes in active dealer-partners and corresponding consumer loan unit volume:

	Three Months Ended March 31,
	2008	2007	% change
Consumer loan unit volume	40,217	34,669	16.0%
Active dealer-partners (1)	2,292	1,903	20.4%

Average volume per dealer-partner	17.5	18.2	-3.8%

Consumer loan unit volume from dealer-partners active both periods	28,374	28,406	-0.1%
Dealer-partners active both periods	1,281	1,281	0.0%

Average volume from dealer-partners active both periods	22.1	22.2	-0.1%

Consumer loan unit volume from new dealer-partners	3,011	2,386	26.2%
New active dealer-partners (2)	347	322	7.8%

Average volume per new active dealer-partners	8.7	7.4	17.6%

Attrition (3)	-18.1%	-17.6%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
The increase in loan unit volume in the three months ended March 31, 2008 was the result of an increase in the number of active dealer-partners, partially offset by lower volume per active dealer-partner. Lower volume per dealer-partner is primarily the result of pricing changes made during 2007 and the first quarter of 2008 partially offset by an improving competitive environment. To a lesser extent, the decline in average volume per dealer-partner reflects the impact of new dealer-partners, who produce lower volume on average than more seasoned dealer-partners.
The following table summarizes consumer loan dollar growth in each of the last five quarters compared with the same period in the previous year:

Year over Year
Growth in Consumer Loan Dollar Volume
Three Months Ended	% Change
March 31, 2007	41.1%
June 30, 2007	43.9%
September 30, 2007	2.2%
December 31, 2007	23.3%
March 31, 2008	28.5%
The increase in loan dollar volume during the three months ended March 31, 2008 was primarily due to the 16.0% increase in loan unit volume discussed above. In addition, loan dollar volume was positively impacted by an increase in the percentage of purchased loans accepted by us. On average, the amount paid to acquire a purchased loan is larger than the amount advanced on a dealer loan.

The following table summarizes key information regarding purchased loans:

	For the Three Months Ended March 31,
	2008	2007
New purchased loan unit volume as a percentage of total unit volume	29.7%	5.0%
Net purchased loan receivable balance as a percentage of the total net receivable balance as of the end of the period	23.1%	5.1%
Consumer Loan Performance
Since the cash flows available to repay dealer loans or purchased loans are generated, in most cases, from the underlying consumer loans, the performance of the consumer loans is critical to our financial results. The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of March 31, 2008. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of March 31, 2008
	Forecasted			% of Forecast
Loan Origination Year	Collection %	Advance %	Spread %	Realized
1999	72.1%	48.7%	23.4%	99.5%
2000	72.4%	47.9%	24.5%	99.1%
2001	67.3%	46.0%	21.3%	98.7%
2002	70.4%	42.2%	28.2%	98.4%
2003	74.0%	43.4%	30.6%	98.2%
2004	73.5%	44.0%	29.5%	95.2%
2005	74.1%	46.9%	27.2%	89.1%
2006	70.6%	46.6%	24.0%	67.2%
2007	70.6%	46.5%	24.1%	30.1%
2008	69.7%	44.2%	25.5%	3.7%
During the first quarter of 2008, we implemented a new methodology for forecasting future collections on loans. The new methodology increased the dollar amount of overall forecasted collections by 0.3%. While the new methodology produces overall collection rates that are very similar to those produced by the prior methodology, the new methodology utilizes a more sophisticated approach which allowed us to expand the number of variables on which the forecast is based. As a result, we believe the new forecast improves the precision of our estimates in two respects: (1) the new forecast is believed to be more accurate when applied to a smaller group of loans which allows us to forecast more accurately at the dealer pool level and more precisely measure the performance of specific segments of our portfolio and (2) the new forecast is believed to be more sensitive to changes in loan performance and will allow us to react more quickly to changes in our loan performance. The following table summarizes the differences by loan origination year between the old and the new forecast methods as of December 31, 2007:

	Forecasted Collection % as of December 31, 2007
Loan Origination Year	New Methodology	Old Methodology	Variance
1999	72.0%	72.3%	-0.3%
2000	72.4%	72.8%	-0.4%
2001	67.3%	67.8%	-0.5%
2002	70.6%	71.0%	-0.4%
2003	74.1%	74.6%	-0.5%
2004	73.5%	73.7%	-0.2%
2005	73.8%	74.3%	-0.5%
2006	70.9%	69.9%	1.0%
2007	71.1%	70.2%	0.9%

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of March 31, 2008 for purchased loans and dealer loans separately:

		Forecasted
	Loan Origination Year	Collection %	Advance %	Spread %
Purchased loans	2007	71.8%	49.4%	22.4%
	2008	70.2%	46.9%	23.3%

Dealer loans	2007	70.3%	45.8%	24.5%
	2008	69.4%	42.8%	26.6%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer-holdback. As a result, purchased loans are expected to produce similar returns on capital as compared to dealer loans of comparable size. Because purchased loans are larger on average than dealer loans, the average return on capital is lower but the per unit economic profit is higher.
The following table compares our forecast of consumer loan collection rates as of March 31, 2008, with the forecast as of December 31, 2007 (restated using our new loan forecasting methodology). The table includes both dealer loans and purchased loans:

	March 31, 2008	December 31, 2007
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1999	72.1%	72.0%	0.1%
2000	72.4%	72.4%	0.0%
2001	67.3%	67.3%	0.0%
2002	70.4%	70.6%	-0.2%
2003	74.0%	74.1%	-0.1%
2004	73.5%	73.5%	0.0%
2005	74.1%	73.8%	0.3%
2006	70.6%	70.9%	-0.3%
2007	70.6%	71.1%	-0.5%
Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “License Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months ended March 31, 2008 compared to the same period in 2007 include the following:

	For the Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2008	2007	% Change
Adjusted average capital	$865,246	$629,595	37.4%
Adjusted net income	$16,769	$16,085	4.3%
Adjusted interest expense after-tax	$6,313	$5,221	20.9%
Adjusted net income plus interest expense after-tax	$23,082	$21,306	8.3%
Adjusted return on capital	10.7%	13.5%	-21.2%
Cost of capital	6.6%	7.1%	-7.9%
Economic profit	$8,881	$10,086	-11.9%
GAAP diluted weighted average shares outstanding	30,891,227	31,283,695	-1.3%
Adjusted net income per diluted share	$0.54	$0.51	5.9%
Economic profit decreased 11.9% for the three months ended March 31, 2008 compared to the same period in 2007. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended March 31, 2008, adjusted average capital grew by 37.4% while the adjusted return on capital declined from 13.5% to 10.7%.
As we discussed last quarter, the decline in the adjusted return on capital reflects pricing changes made during 2006 and early 2007 made in response to a difficult competitive environment. During the latter part of 2007 and during 2008, we began to reduce advance rates which positively impacted the return on capital of new originations. As a result, we expect the trend of declining returns on capital to reverse throughout the remainder of 2008 as the new higher return on capital loans replace older lower return loans. This expectation assumes that we are able to continue to grow loan originations and produce collection results consistent with expectations.
The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for the three months ended March 31, 2008, compared to the same period in the prior year:

	For the Three Months Ended March 31,
	2008	2007
Adjusted revenue as a percentage of adjusted average capital	30.6%	35.6%

Adjusted operating expenses as a percentage of adjusted average capital	13.6%	14.1%

Percentage change in adjusted average capital	37.4%	20.8%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007	% Change
Adjusted net income
GAAP net income	$17,620	$15,360
Floating yield adjustment (after-tax)	(1,765)	82
License fee yield adjustment (after-tax)	544	1,564
(Gain) loss from discontinued United Kingdom segment and other related items (after-tax)	(39)	27
Interest expense related to interest rate swap agreement (1)	532	—
Adjustment to record taxes at 37% (2)	(123)	(948)

Adjusted net income (2)	$16,769	$16,085	4.3%

Adjusted net income per diluted share	$0.54	$0.51	5.9%
Diluted weighted average shares outstanding	30,891,227	31,283,695	-1.3%

Adjusted average capital
GAAP average debt	$584,794	$412,715
GAAP average shareholders’ equity	274,897	217,977
Floating yield adjustment	8,691	6,587
License fee yield adjustment	(3,136)	(7,684)

Adjusted average capital	$865,246	$629,595	37.4%

Adjusted return on capital
Adjusted net income	$16,769	$16,085
Adjusted interest expense after-tax	6,313	5,221

Adjusted net income plus interest expense after-tax	$23,082	$21,306	8.3%

Adjusted return on capital (3)	10.7%	13.5%	-21.2%

Economic profit
Adjusted return on capital	10.7%	13.5%
Cost of capital (4)	6.6%	7.1%

Adjusted return on capital in excess of cost of capital	4.1%	6.4%
Adjusted average capital	$865,246	$629,595

Economic profit	$8,881	$10,086	-11.9%

(1)	The three month period ended March 31, 2008 includes $0.8 million in interest expense ($0.5 million after-tax) related to an interest rate swap on our secured financing that was completed in October 2007. The interest rate swap converts the floating portion of the secured financing debt to a fixed rate. As rates decreased during the quarter, the market value of the interest rate swap declined. However, this decline in market value does not impact the amount of interest we actually pay on the secured financing. Since we intend to hold the interest rate swap until maturity, the additional interest expense recorded in the quarter will reverse by the maturity date.

(2)	In prior quarters, we adjusted income taxes by equalizing the tax rate between the two periods presented. Beginning with this quarter, we changed our methodology to normalize the tax rate to 37%, as we estimate that to be our long term average effective tax rate. As a result of this change, the adjustment to income taxes and adjusted net income for the three months ended March 31, 2007 differ from what was reported in the prior year.

(3)	Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.

(4)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended March 31, 2008 and 2007, the average 30 year treasury rate was 4.4% and 4.8%, respectively. The adjusted pre-tax average cost of debt was 6.9% and 8.2%, respectively.

	For the Three Months Ended March 31,
(Dollars in thousands)	2008	2007
Adjusted revenue
GAAP total revenue	$70,778	$57,351
Floating yield adjustment	(2,802)	130
License fee yield adjustment	863	2,483
Provision for credit losses	(2,649)	(3,873)

	$66,190	$56,091

Adjusted average capital
GAAP average debt	$584,794	$412,715
GAAP average shareholders’ equity	274,897	217,977
Floating yield adjustment	8,691	6,587
License fee yield adjustment	(3,136)	(7,684)

	$865,246	$629,595

Adjusted revenue as a percentage of adjusted average capital	30.6%	35.6%

Adjusted operating expenses
GAAP salaries and wages	$17,740	$11,861
GAAP general and administrative	7,124	5,917
GAAP sales and marketing	4,642	4,472

	$29,506	$22,250

Adjusted operating expenses as a percentage of adjusted average capital	13.6%	14.1%

Percentage change in adjusted average capital compared to the same period in the prior year	37.4%	20.8%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
License Fee Yield Adjustment
The purpose of this adjustment is to make revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though license fees had always been recorded as a yield adjustment.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2007, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may be unable to continue to access funding sources and obtain capital on favorable terms needed to maintain and grow the business.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The substantial regulation to which we are subject could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
	March 31,
	(Unaudited)
(Dollars in thousands, except per share data)	2008	2007
Revenue:
Finance charges	$63,675	$51,413
License fees	65	82
Other income	7,038	5,856

Total revenue	70,778	57,351

Costs and expenses:
Salaries and wages	17,740	11,861
General and administrative	7,124	5,917
Sales and marketing	4,642	4,472
Provision for credit losses	2,649	3,873
Interest	10,864	8,288
Other expense	34	25

Total costs and expenses	43,053	34,436

Operating income	27,725	22,915
Foreign currency (loss) gain	(13)	4

Income from continuing operations before provision for income taxes	27,712	22,919
Provision for income taxes	10,131	7,532

Income from continuing operations	17,581	15,387

Discontinued operations
Gain (loss) from discontinued United Kingdom operations	56	(38)
Provision (benefit) for income taxes	17	(11)

Gain (loss) on discontinued operations	39	(27)

Net income	$17,620	$15,360

Net income per common share:
Basic	$0.59	$0.51

Diluted	$0.57	$0.49

Income from continuing operations per common share:
Basic	$0.58	$0.51

Diluted	$0.57	$0.49

Gain (loss) from discontinued operations per common share:
Basic	$—	$—

Diluted	$—	$—

Weighted average shares outstanding:
Basic	30,106,881	30,054,349
Diluted	30,891,227	31,283,695

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	March 31	December 31,
	2008	2007
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$60	$712
Restricted cash and cash equivalents	82,456	74,102
Restricted securities available for sale	3,036	3,290

Loans receivable (including $16,644 and $16,125 from affiliates as of March 31, 2008 and December 31, 2007, respectively)	1,048,393	944,698
Allowance for credit losses	(113,825)	(134,145)

Loans receivable, net	934,568	810,553

Property and equipment, net	21,283	20,124
Income taxes receivable	18,058	20,712
Other assets	20,317	12,689

Total Assets	$1,079,778	$942,182

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$83,739	$79,834
Line of credit	87,400	36,300
Secured financing	544,027	488,065
Mortgage note and capital lease obligations	7,387	7,765
Deferred income taxes, net	71,330	64,768

Total Liabilities	793,883	676,732

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,493,423 and 30,240,859 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	305	302
Paid-in capital	6,913	4,134
Retained earnings	278,621	261,001
Accumulated other comprehensive income, net of tax of $(30) and $(7) at March 31, 2008 and December 31, 2007, respectively	56	13

Total Shareholders’ Equity	285,895	265,450

Total Liabilities and Shareholders’ Equity	$1,079,778	$942,182